[Letterhead]

          Theresa M. Brunsman, Esq.        The Union Central
          Second Vice President            Life Insurance Company
          and Counsel                      1876 Waycross Road
          (513) 595 2919                   Cincinnati, OH  45240
          (513) 674 5152 Fax               (800)  825 1551
          tbrunsman@unioncentral.com


Union Central [LOGO]
Law and Corporate Relations


September 21, 2004

The Union Central Life Insurance Company
1876 Waycross Road
Cincinnati, Ohio 45240

Ladies and Gentlemen:

   With reference to the Registration Statement on Form N-6 (File No. 333-116386) filed by The Union Central Life Insurance Company and Carillon Life Account with the Securities and Exchange Commission covering individual flexible premium variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual flexible premium variable universal life insurance policies by the Department of Insurance of the State of Ohio.

2. Carillon Life Account is a duly authorized and existing separate account established pursuant to the provisions of
Section 3907.15 of the Ohio Revised Code.

3. The individual flexible premium variable universal life insurance policies, when issued as contemplated by said Form N-6
Registration Statement, will constitute legal, validly issued and binding obligations of The Union Central Life Insurance Company.

   I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                            Sincerely yours,

                            /s/ Theresa M. Brunsman

                            Theresa M. Brunsman
                            Second Vice President and Counsel